EXHIBIT 99.1
200 Connell Drive
Berkeley Heights, NJ 07922

Genta Incorporated Reports Third Quarter 2010 Corporate Highlights and Financial Results

[webcast]

BERKELEY HEIGHTS, NJ – November 11, 2010 – Genta Incorporated (OTCBB: GNTA.OB) today announced financial results for the quarter ending September 30, 2010.  Recent corporate highlights include:

•	Survival results from AGENDA Phase 3 trial of Genasense® in advanced melanoma on track for expected followup completion in Q1 2011

•	Tesetaxel Phase 2a-2b studies now open in 4 indications: gastric, breast and bladder cancer, and melanoma

•	Scientific Advice for Phase 3 study of tesetaxel in gastric cancer received from European Medicines Agency (EMA). Regulatory discussions ongoing with other agencies.

•	Tesetaxel clinical data in breast and gastric cancer to be presented at the San Antonio Breast Cancer Symposium, the AACR/NIH/EORTC “Targets” Meeting, and the Chemotherapy Foundation meeting

•	Pharmacokinetic data from Ganite® clinical study in patients with serious infections presented at North American Cystic Fibrosis meeting.

Financial Results

The results for the three and nine months ended September 30, 2010 and 2009, respectively, include the impact of the mark-to-market accounting for the liabilities for the conversion features of the Company’s notes, debt warrants and warrants that were issued in its financings, including the financing that was closed in March 2010. These liabilities fluctuated according to the price of Genta’s common stock up until the implementation of a 1-for-100 reverse stock split that became effective in August 2010, and as a consequence, these fluctuations have caused the Company to report positive net income for the third quarter of 2010.

For the third quarter of 2010, the Company reported net income of $7.7 million, or net income per basic share of $0.88 per share and net income per fully diluted share of $0.16 per share, compared with a reported net loss of $(20.4) million, or $(14.66) per basic and diluted share, for the third quarter of 2009.  All share and per share data prior to July 9, 2010 included in this press release have been retroactively adjusted to account for the effect of the aforementioned reverse stock split for all periods presented.  For the nine months ended September 30, 2010, the Company reported a net loss of $(133.4) million, or $(22.29) per basic and diluted share, compared with a net loss of $(74.6) million, or $(98.32) per basic and diluted share, for the nine months ended September 30, 2009.  Presently, the Company has approximately 111 million outstanding shares of Common Stock.

At September 30, 2010, Genta had cash and cash equivalents totaling $11.7 million, compared with $1.2 million at December 31, 2009.   Net cash used in operating activities for the nine months ended September 30, 2010 was $10.3 million.  We project that our average net monthly cash outflow for 2010 will be approximately $1.2 million.

Conference Call and Webcast

Genta management will host a conference call and live audio webcast to discuss the financial results on November 11, 2010 at 8:00 am EDT.  Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http://www.genta.com/investorrelation/events.html.

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 21615199.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Final data on survival and durable response from AGENDA, which may be pivotal for regulatory approval, are expected in the first half of 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks to the Company’s Business as described in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE:  Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Statement of Operations Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Product sales - net	$82	$49	$192	$180
Cost of goods sold	13	10	40	12
Gross margin	69	39	152	168

Operating expenses:
Research and development	2,395	5,874	7,255	11,846
Selling, general and administrative	2,239	8,869	7,845	13,008
Total operating expenses	4,634	14,743	15,100	24,854

Amortization of deferred financing costs and debt discount	(7,758)	(5,450)	(24,363)	(22,362)
Fair value - conversion feature liability	14,625	-	(55,813)	(19,040)
Fair value - warrant liability	6,401	-	(35,900)	(7,655)
All other expense, net	(961)	(277)	(2,409)	(837)
Net income/(loss)	$7,742	$(20,431)	$(133,433)	$(74,580)

Net income/(loss) per basic share	$0.88	$(14.66)	$(22.29)	$(98.32)
Net income/(loss) per diluted share	$0.16	$(14.66)	$(22.29)	$(98.32)

Shares used in computing net income/(loss) per basic share	8,757	1,393	5,986	759
Shares used in computing net income/(loss) per diluted share	53,151	1,393	5,986	759

Selected Condensed Consolidated Balance Sheet Data

	September 30
	2010	December 31
	Unaudited	2009
Cash and cash equivalents	$11,681	$1,216
Working capital (deficiency)	4,122	(5,358)
Total assets	19,415	12,229
Total stockholders' equity/(deficit)	3,171	(2,862)

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